Exhibit 99.1

Tidewater Elects Jack Thompson To Its Board of Directors and

Appoints Paul W. Murrill as Lead Director

NEW ORLEANS, March 31, 2005 – Tidewater (NYSE: TDW) today announced the election of Jack Thompson to its Board of Directors for a term expiring in July 2005.

Mr. Thompson comes to Tidewater with a distinguished and successful career in the gold mining industry. He currently serves on the Boards of Directors of Barrick Gold Corp. (until April 28, 2005), Stillwater Mining Co., Phelps Dodge Corp., and Century Aluminum Co.

In 1971, following his graduation from the University of Arizona with a Bachelor of Science degree in Mining Engineering, Mr. Thompson began his career at Newmont Services Ltd., one of the largest underground copper mines in the world. He then continued his career over the next 20 years at Homestake Mining Co., a $2.5 billion market capitalization gold mining company, where he served in varied executive capacities. Under his leadership, the Company became a more aggressive player in the industry. During his seven-year tenure on the board of Homestake Mining Co., he was involved in a variety of acquisitions (completing four transactions totaling $3.5 billion), public offerings and financing activities. Mr. Thompson has served on a variety of public company boards in the United States, Canada and Australia, providing him a wide range of experience in both domestic and international markets.

Mr. Thompson serves on several advisory boards such as the Capital Resource Fund III L.P.; the Industrial Advisory Board of the College of Engineering; and the Mining Engineering and Geological Department Advisory Council at the University of Arizona. He also serves on the board of a number of non-profit organizations.

Born in Havana, Cuba, Mr. Thompson currently resides in Alamo, California, with his wife, Linda, of 30 years and has two grown children.

The Company also announced that Dr. Paul W. Murrill, a professional engineer, who has served on the Company’s Board of Directors since 1981, was appointed by the Board to serve as its Lead Director. His primary responsibility in this role will be to preside over executive sessions of the outside directors and at other meetings of the Board in the absence of the Chairman.

Dr. Murrill currently serves as a Director for Entergy Corporation and for two private companies, and has previously served as director of various public companies. He is Chancellor Emeritus of Louisiana State University and previously served as CEO and Chairman of Gulf States Utilities Co., a public utility.

Tidewater Inc. owns and operates nearly 570 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

Contact: Rebecca Hadeed 504-568-1010